As filed with the Securities and Exchange Commission on June 11, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lorillard, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	13-1911176
(State of Incorporation)	(I.R.S. Employer Identification No.)

714 Green Valley Road

Greensboro, North Carolina 27408-7018

(Address of Principal Executive Offices) (Zip Code)

Lorillard, Inc. 2008 Incentive Compensation Plan and Carolina Group 2002 Stock Option Plan

(Full Title of the Plan)

Ronald S. Milstein, Esq.

Senior Vice President, Legal and External Affairs, General Counsel and Secretary

Lorillard, Inc.

714 Green Valley Road

Greensboro, North Carolina 27408-7018

(Name and Address of Agent for Service)

(336) 335-7718

(Telephone Number, Including Area Code, of Agent for Service)

With Copy To:

Gregory A. Fernicola, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

(212) 735-3000

(212) 735-2000 (facsimile)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share, reserved for future grant of options, Stock Appreciation Rights and other equity awards under the Lorillard, Inc. 2008 Incentive Compensation Plan	3,000,000	$74.95	$278,426,134	$10,943
Common stock, par value $0.01 per share, reserved for issuance of options and stock appreciation rights granted under the Carolina Group 2002 Stock Option Plan (2)	714,825	N/A	N/A	N/A
Total	3,714,825		$278,426,134	$10,943

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of the Registrant’s Common Stock that may become issuable under the Plans (as defined below) by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	All of the 714,825 shares of common stock underlying awards now being registered pursuant to the Carolina Group 2002 Stock Option Plan were previously registered by Loews Corporation on a Form S-8 Registration Statement (File 333-84084) covering 1,500,000 shares, filed with the Commission on March 8, 2002 and all registration fees relating thereto have been previously paid. The Registrant does not intend to make any further award grants under the Carolina Group 2002 Stock Option Plan.

(3)	Estimated solely for the purpose of determine the registration fee pursuant to Rule 457(h)(1) of the Securities Act. The price is based upon the average of the high and low sales price per share of the Registrant’s Common Stock on June 10, 2008, as reported on the New York Stock Exchange.

EXPLANATORY NOTE

Lorillard, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register shares of its common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to Lorillard, Inc.’s 2008 Incentive Compensation Plan (the “2008 Plan”) and the Carolina Group 2002 Stock Option Plan (the “CG Plan” and, together with the 2008 Plan, the “Plans”).

Loews Corporation, the Company’s former parent distributed the Company’s Common Stock in exchange for and in redemption of all outstanding shares of Carolina Group Stock (the “Redemption”) on June 10, 2008 (the “Redemption Date”). Following the redemption, all holders of Carolina Group Stock received one share of Lorillard Common Stock in exchange for each share of Carolina Group Stock that they held. In connection with the Redemption, the Company has previously assumed the CG Plan and all outstanding and unexercised stock option and stock appreciation rights awards granted pursuant to the CG Plan. The Company does not intend to issue any additional awards under the CG Plan. As of the Redemption Date:

•

all outstanding and unexercised stock options granted pursuant to the CG Plan were converted into stock options exercisable into the same number of shares of the Common Stock, at the same exercise price, for the same remaining period and subject to the same terms and conditions (including those relating to vesting), as set forth in the CG Plan.

•

all outstanding and unexercised stock appreciation rights to be settled in shares of Carolina Group Stock were converted to stock appreciation rights to be settled in the same number of shares of Common Stock, at the same exercise price, for the same remaining period and subject to the same terms and conditions (including those relating to vesting), as set forth in the CG Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plans, covered by this Registration Statement, in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed with the Commission by the Company, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act are incorporated by reference in this Registration Statement:

(a)	The Company’s prospectuses, filed with the Commission pursuant to Rule 424(b) of the Securities Act on May 9, 2008; and

(b)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 9, 2008, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of the Company’s Common Stock registered hereby has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. A copy of this opinion is attached as Exhibit 5.1 to this Registration Statement.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete copy of the General Corporation Law of the State of Delaware, or DGCL, and the Company’s Amended and Restated Certificate of Incorporation.

The Company’s certificate of incorporation provides that none of its directors shall be liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the DGCL. The effect of this provision is to eliminate the Company’s rights, and its stockholders’ rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate the Company’s right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, the Company’s certificate of incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions do not alter the liability of directors under federal or state securities laws. The Company’s certificate of incorporation and by-laws also include provisions for the indemnification of the Company’s directors and officers to the fullest extent permitted by Section 145 of the DGCL.

The Company has obtained insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(a)	A list of exhibits filed as part of this Registration Statement on Form S-8 is included in the Exhibit Index which is incorporated herein by reference.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Greensboro, State of North Carolina, on this 11th day of June, 2008.

LORILLARD, INC.

By:	/s/ Martin L. Orlowsky
Martin L. Orlowsky Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Martin L. Orlowsky and Ronald S. Milstein, or either of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement on Form S-8 filed herewith, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ Martin L. Orlowsky Martin L. Orlowsky	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 11, 2008

/s/ David H. Taylor David H. Taylor	Director and Executive Vice President, Finance and Planning and Chief Financial Officer (Principal Financial Officer)	June 11, 2008

/s/ Thomas R. Staab Thomas R. Staab	Senior Vice President, Finance, Chief Accounting Officer and Treasurer (Principal Accounting Officer)	June 11, 2008

/s/ Ronald S. Milstein Ronald S. Milstein	Director, Senior Vice President, Legal and External Affairs, General Counsel and Secretary	June 11, 2008

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.3	Specimen certificate for shares of common stock of Lorillard, Inc. (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed on May 9, 2008 (File No. 333-149051))

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the shares being registered

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on signature pages herein)

99.1	Carolina Group 2002 Stock Option Plan (incorporated herein by reference to Exhibit 10.29 to Loews Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (File No. 1-06541))

99.2	Form of Lorillard 2008 Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.18 to the Registration Statement on Form S-4 filed on May 9, 2008 (File No. 333-149051))